EXHIBIT 99(h)(3)

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                        FUND ACCOUNTING SERVICE AGREEMENT

                                     Between

                            SARATOGA ADVANTAGE TRUST

                                       And

                           ORBITEX FUND SERVICES, INC.

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                                      INDEX

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1.   Appointment and Delivery of Documents.....................................3

2.   DUTIES OF OFS ............................................................4

3.   fees and expenses.........................................................7

4.   STANDARD OF CARE, INDEMNIFICATION AND RELIANCE............................8

5.   LIMITATION OF LIABILITY TO TRUST PROPERTY.................................9

6.   REPORTS..................................................................10

7.   CONFIDENTIALITY..........................................................10

8.   proprietary information..................................................10

9.   ACCOUNTS AND records.....................................................11

10.  ADDITIONAL FUNDS AND CLASSES.............................................11

11.  ASSIGNMENT...............................................................12

12.  EFFECTIVENESS, DURATION, AND TERMINATION.................................12

13.  MISCELLANEOUS............................................................13

Schedule A....................................................................15

Schedule B....................................................................16

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                            SARATOGA ADVANTAGE TRUST

                        FUND ACCOUNTING SERVICE AGREEMENT

         AGREEMENT made as of the 23rd day of November 2002, by and between the Saratoga Advantage Trust, a Delaware Trust, having its principal office and place of business at 1101 Stewart Avenue, Suite 207, Garden City, NY 11530 ("Trust"), and Orbitex Fund Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 205, Hauppauge, New York 11788 ("OFS").

         WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended, ("1940 Act"); and

         WHEREAS, the Trust is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and is authorized to divide those series into separate classes; and

         WHEREAS, the Trust offers Shares in the series listed in Schedule A hereof (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 10, being herein referred to as a "Fund," and collectively as the "Funds"); and

         WHEREAS, the Trust offers shares of the classes of each Fund as listed in Schedule A hereof (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

         WHEREAS, the Trust desires that OFS perform fund accounting services for each Fund and Class thereof and OFS is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and OFS hereby agree as follows:

1.       Appointment and Delivery of Documents

         (a) The Trust, on behalf of each Fund listed in Schedule A and on behalf of certain Funds which are anticipated to be merged into the Trust as identified in Schedule B hereof, if and when such merger occurs, hereby appoints OFS, and OFS hereby agrees, to act as fund accountant of the Trust for the period and on the terms set forth in this Agreement.

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         (b) In connection therewith, upon OFS' request, the Trust has delivered to OFS copies of:

                  (i) the Trust's Declaration of Trust, Trust Instrument and Bylaws (collectively, as amended from time to time, "Organizational Documents");

                  (ii) the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended ("Securities Act"), or the Investment Company Act of 1940, as amended ("Registration Statement");

                  (iii) the Trust's notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

                  (iv) the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

                  (v) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan");

                  (vi) all procedures adopted by the Trust in accordance with Rule 17a-7 with respect to affiliated transactions;

and shall promptly furnish OFS with all amendments of or supplements to the foregoing.

         (c) The Trust shall deliver to OFS a certified copy of the resolution of the Board of Directors of the Trust (the "Board") appointing OFS as fund accountant and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF OFS

         (a) Services. OFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section. With respect to each Fund, OFS shall perform the following services:

                  (i) Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus and transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

                  (ii) Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting practices ("GAAP"), SEC Regulation

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                         S-X (or any successor regulation) and the Internal
                         Revenue Code of 986, as amended (or any successor laws)("Code");

                  (iii) OFS shall prepare and maintain on behalf of the Trust all books and records of each Fund, and each Class thereof, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of OFS' duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and OFS. Without limiting the generality of the foregoing, OFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:


                         o   Cash receipts journal
                         o   Cash disbursements journal
                         o   Dividend record
                         o   Purchase and sales - portfolio securities journals
                         o   Subscription and redemption journals
                         o   Security ledgers
                         o   Broker ledger
                         o   General ledger
                         o   Daily expense accruals
                         o   Daily income accruals
                         o Securities and monies borrowed or loaned and collateral therefore
                         o   Foreign currency journals
                         o   Trial balances

                  (iv) Make such adjustments over such periods as the Trust's administrator deems necessary, and communicates to OFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

                  (v) Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

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                  (vi)   Provide all raw data available from its mutual fund
                         accounting system for management's or the administrator's preparation of the following:

                         1.    Semi-annual financial statements;
                         2.    Semi-annual form N-SAR and Annual tax returns;
                         4.    Financial data necessary to update form N-1A; and
                         5.    Annual proxy statement.

                  (vii) Provide facilities to accommodate annual audit by the Trust's independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

                  (viii) Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

                  (ix) Periodically reconcile all appropriate data with each Fund's custodian; and

                  (x) Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that OFS need not begin performing any such task except upon sixty (60) days written notice and pursuant to mutually acceptable compensation agreements.

         (b) Maintenance of and Access to Records. OFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 there under. The books and records pertaining to the Trust that are in possession of OFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during OFS' normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by OFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of OFS' obligations hereunder, OFS shall, at the reasonable expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by OFS under this Agreement.

         (c) Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by OFS, OFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. OFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that OFS may grant the inspection without instructions if OFS is advised by counsel to OFS that failure to do so will result in liability to OFS.

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3.       FEES AND EXPENSES

(a) Fees. For the services provided by OFS pursuant to this Agreement, the Trust, on behalf of each of the seven (7) portfolios listed on Schedule A attached hereto, agrees to pay OFS on a monthly basis, the fees set forth below and on behalf of certain funds which are anticipated to be merged into the Trust at the fees set forth and as identified in Schedule B attached hereto, if and when such merger occurs. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of services to the Fund. For services pursuant to this Agreement, the Trust will be charged $30,000 per year per Fund plus out-of-pocket expenses, as described in (b) below. There shall be an additional charge of $500 per month for portfolios that transmit daily trades via fax as opposed to in an electronic format. All reports and/or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of fund accounting activities as specified in Section 1 of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates: senior staff - $150.00/hr., junior staff - $75.00/hr. and computer time - $45.00/hr.

         (b) Expenses. In addition to the fees paid under subsection (a) above, the Trust agrees to reimburse OFS for reasonable out-of-pocket expenses or advances incurred by OFS, including: printing and filing of Fund documents (i.e. EDGAR filing fee), record storage and postage and courier charges; out-of-pocket charges for equity and bond price quotes, estimated to be $0.15 and $0.55 per quote, per day, respectively; price quotes for money market securities, proposed to be priced weekly, at $0.55 per quote; and price quotes for foreign equities, estimated to $1.50 per quote. The out-of-pocket charge for any external data received by OFS in support of the daily net asset value will be charged at cost (i.e. interest rate charges on varying rate instruments). In addition, the Trust will reimburse any other expenses incurred by OFS at the request or with the consent of the Trust.

         (c) Fee Changes. The fees, out-of pocket expenses and advances identified in subsections (a) and (b) above may be changed from time to time subject to written agreement between the Trust and OFS.

         (d) Due Date. All fees under subsection (a) above are due and payable within ten (10) days of receipt of the invoice. All expenses under subsection
(b) above are due and payable within fifteen (15) days of receipt of the invoice.

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4.       STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

         (a) Standard of Care. OFS shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. OFS shall be entitled to rely upon and may act upon the accounting records and reports generated by the Funds, advice from the Funds, or from counsel for the Funds and upon statements from the Funds' independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of OFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

         (b) Indemnification. OFS shall not be liable to the Funds for any error of judgment or mistake of law or for any loss arising out of any act or omission by OFS in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect OFS against any liability to the Funds or their security holders to which OFS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties on behalf of the Funds, reckless disregard of OFS' obligations and duties under this Agreement or the willful violation of any applicable law.

         (c) Reliance. OFS shall not be liable for any action taken or failure to act in good faith reliance upon:

            (i) advice from the Trust or from counsel, who may be counsel to the Trust or counsel to OFS in connection with questions of law arising hereunder;

            (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (OFS shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.);

            (iii) any written instruction or certified copy of any resolution of the Board, and OFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by OFS to have been validly executed; or

            (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by OFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and OFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution,

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signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which OFS reasonably believes in good faith to be genuine.

      (d) Errors of Others. OFS shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by OFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust.

      (e) NAV Errors. If an error in pricing the NAV is equal to or greater than 1/2 of 1.0% of the NAV and the effect on any shareholder is greater than $25.00, OFS will reprocess the activity for shareholders who are impacted by $25.00 or more and the responsible party will reimburse the Fund for the amount of the net loss and shall reimburse OFS for all reasonable reprocessing costs. If the error in pricing the NAV is less than 1/2 of 1.0% of the NAV and the Fund is in a net loss position because of a pricing error greater than $0.01 per share, the responsible party will reimburse the Fund for the amount of the net loss.

      (f) Definition of "NAV Difference." For purposes of this Agreement, (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any OFS liability arising there from are to be calculated each time the NAV of a Fund or Class is calculated,
(iii) in calculating any NAV Difference for which OFS would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which OFS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.

5.    LIMITATION OF LIABILITY TO TRUST PROPERTY

      The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and OFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which OFS' rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds. The term "Saratoga Advantage Trust" means and refers to the Trustees from time to time serving under the Trust's Declaration of Trust as the same may subsequently thereto have been or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees and shareholders of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such trustees and shareholders nor such execution and

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delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

6.    REPORTS

      (a) The Funds shall provide to OFS on a quarterly basis a report of a duly authorized officer of the Funds representing that to the best of the Funds' knowledge that all information furnished to OFS during the preceding quarter was true, complete and correct in all material respects. OFS shall not be responsible for the accuracy of any information furnished to it by the Funds or its authorized agents, and the Funds shall hold OFS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

      (b) Whenever, in the course of performing its duties under this Agreement, OFS determines, on the basis of information supplied to OFS by the Funds or its authorized agents, that violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, OFS shall promptly notify the Funds and their counsel of such violation.

7.    CONFIDENTIALITY

      OFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that OFS may:

      (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC; and

      (b) release such other information as approved in writing by the Trust which approval shall not be unreasonably withheld and may not be withheld where OFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust or the Adviser.

8.    PROPRIETARY INFORMATION

      (a) Proprietary Information of OFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by OFS on databases under the control and ownership of OFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to OFS or the third party. The Trust agrees to treat all Proprietary Information as proprietary to OFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement or required by law.

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      (b) Proprietary Information of the Trust OFS acknowledges that the
Shareholder list and all information related to Shareholders furnished to OFS by the Trust or by a Shareholder in connection with this Agreement (collectively, "Customer Data") constitute proprietary information of substantial value to the Trust. OFS agrees to treat all Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement, as may be directed by the Trust or required by law.

9.    ACCOUNTS AND RECORDS

      The accounts and records maintained by OFS shall be the property of the Funds, and shall be surrendered to the Funds, at the reasonable expense of the Funds, promptly upon request by the Funds, provided that all service fees and expenses charged by OFS in the performance of its duties hereunder have been fully paid to the satisfaction of OFS, in the form in which such accounts and records have been maintained or preserved. OFS agrees to maintain a back up set of accounts and records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. OFS shall assist the Funds' independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Funds' accounts and records. OFS shall preserve the accounts and records, as they are required to be maintained and preserved by Rule 31a-1.

10.   ADDITIONAL FUNDS AND CLASSES

      If the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement and subject to the fees set forth in Schedule A attached hereto. However, the Trust may elect in writing not to make any such series or Classes subject to this Agreement.

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11.   ASSIGNMENT

      This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party to this Agreement without the prior written consent of the other party. OFS may subcontract any or all of its responsibilities pursuant to this Agreement only with the consent of the Trust to one or more corporations, trusts, firms, individuals or associations, which may or may not be affiliated persons of OFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve OFS of its responsibilities hereunder and OFS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as OFS is for its own acts or omissions. OFS may pay those persons for their services, but no such payment shall increase OFS' compensation from the Trust.

12.   EFFECTIVENESS, DURATION, AND TERMINATION

      (a) Effective Date. This Agreement shall become effective on the date first above written.

      (b) Term. This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by the members of the board of the Trust.

      (c) Termination. This Agreement can be terminated upon ninety (90) day's prior written notice by either party. Compensation due OFS and unpaid by the Trust upon such termination shall be immediately due and payable upon, and notwithstanding, such termination.

      (d) Reimbursement of OFS' Expenses. Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, OFS reserves the right to charge for any other reasonable expenses associated with such termination.

      (e) Survival of Certain Obligations. The obligations of Sections 4, 5, 7, 8 and 9 shall survive any termination of this Agreement

      (f) Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other party for any damages resulting from such failure to perform or otherwise from such causes.

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13.   MISCELLANEOUS

      (a) Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

      (b) Governing Law. The laws of the State of New York shall govern this Agreement without giving effect to principles of conflicts of laws. In addition, New York shall serve as the jurisdiction, venue or situs for any action, dispute, resolution, or proceeding.

      (c) Arbitration. Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer arbitrator(s)) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators' decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

      (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      (e) Counterparts. The parties may execute this Agreement or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

      (f) Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      (g) Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (h) Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

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    To the Trust:                             To OFS:

      Bruce E. Ventimiglia                      Kevin Meehan
      President                                 President
      Saratoga Advantage Trust                  Orbitex Fund Services, Inc.
      1101 Stewart Avenue, Suite 207            150 Motor Parkway, Suite 205
      Garden City, NY 11530                     Hauppauge, NY  11788

      (i) Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

      (j) Nonliability of Affiliates. No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of OFS shall be liable at law or in equity for OFS' obligations under this Agreement.

      (k) Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

SARATOGA ADVANTAGE TRUST                  ORBITEX FUND SERVICES, INC.

By:________________________________       By:  _________________________________
    Bruce E. Ventimiglia, President                 Kevin Meehan,      President